Exhibit 3

                              OPTION TO PURCHASE
                               1,373,900 Shares
                            THACKERAY CORPORATION
                                 Common Stock
                          (par value $.10 per share)

                    THIS CERTIFIES THAT the Estate of Peter Jay
          Sharp (the "Estate"), Peter Sharp & Co., Inc. (the "Company") and The Peter Jay Sharp Foundation (the "Foundation" and, together with the Estate and the Company, the "Optioners") hereby grant to P. Oppenheimer Administrative Corporation ("Oppenheimer"), together with any other entity designated by and under the control of Philip V. Oppenheimer (each a "Designee" and collectively, the "Holder"), in exchange for $1,000 (the "Option Agreement Payment") paid by the Holder to the Optioners contemporaneously with the execution of this Agreement, together with other good and valuable consideration the receipt of which is acknowledged by the Optioners, this irrevocable option (this "Option") to purchase from Optioners collectively, at any time during the period from the date hereof to June 23, 1995, for a per share price of $4.00, 1,373,900 shares of common stock, par value $.10 per share (the "Shares") of Thackeray Corporation ("Thackeray") as set forth below.

                    1. Designation as a Holder. Oppenheimer, in its sole discretion and without the consent of the Optioners, may designate any Designee as a Holder at any time prior to the exercise of this Option; provided, however, that each Designee designated as a Holder by Oppenheimer agrees in writing to be bound by the terms and conditions of this Option Agreement as though a party hereto and if any Holder is formed for the specific purpose of acquiring Shares, each holder of an interest in such entity (each, an "Investor") agrees in writing to be bound by the terms and conditions of this Option Agreement as though a party hereto.

                    2.   Exercise of Rights.  The rights
          represented by this Option may be exercised, at any time within the period specified above, in whole but not in part, by (i) receipt of a written opinion of counsel to the Holder, reasonably acceptable to counsel of Optioners, to the effect that, based upon representations and warranties of the Investors, the transactions contemplated herein may be effected without registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), except that such opinion need not address actions taken solely by the Optioners and (ii) written notice from Oppenheimer to the Optioners (the "Option Exercise Notice") of the date (the "Option Exercise Date") on which the Shares are to be acquired, which shall be no later than ten (10) days after the date of the Option Exercise Notice, of the names of each Holder, and of the number of Shares to be issued to each Holder. On the Option Exercise Date, the Holder shall surrender this Option at the address of the Estate, the Company and the Foundation set forth herein and make payment to the Estate, the Company and the Foundation of the exercise price ($5,495,600, of which $3,750,000 shall be paid to the Estate, $245,600 to the Company and $1,500,000 to the Foundation) by wire transfer together with any applicable stock transfer taxes (with credit being given for the Option Agreement Payment), against simultaneous receipt from the Optioners of a certificate representing the Shares so purchased issued in the name of each Holder (as set forth in the Option Exercise Notice). The Shares are subject to and entitled to the benefits under the Registration Agreement, dated as of April 8, 1981 by and among Republic Mortgage Investors, Greystone Properties, Inc., 14155 Corp. and Universal Advisors, Inc. (the "Registration Agreement").

                    3. Investment. The rights represented by this Option shall not be transferred, sold, assigned or hypothecated other than as provided herein. Each Holder and each Investor represents and warrants to the Optioners and their counsel that it is and at the time this Option is exercised, will be, either an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act or a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act; that it is acquiring this Option and, upon exercise of this Option, the Shares for its own account, for investment purposes only and not with a view to the resale or distribution of all or any of the Shares; that (other than Oppenheimer's designation of a Designee as a Holder according to the terms and conditions set forth herein) it shall not sell, pledge, hypothecate or otherwise transfer or offer for sale any of the Shares in the absence of an effective registration statement with respect to the Shares under the Securities Act or of a written opinion of counsel to the Holder reasonably acceptable to counsel for Thackeray that registration is not required; that it has not and will not offer, offer for sale, offer to sell or sell any Shares or interests in it or any other Designee by means of any form of general solicitation or general advertisement, including but not limited to (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio and (B) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising or in any other manner that violates the Securities Act or the rules promulgated thereunder; that it is a sophisticated investor, knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of investment in this Option and the Shares and that it is capable of bearing the economic risks of such investment; and that the Optioners have made available to it the opportunity to ask questions of and receive answers from the Optioners and all questions, if asked, have been answered satisfactorily. The certificate representing the Shares shall bear, in addition to legends required by the Registration Agreement, the following legend:

                         "The shares represented by this
                    certificate have not been registered
                    under the Securities Act of 1933, as
                    amended.  The shares may not be sold,
                    or transferred in the absence of such
                    effective registration or an
                    exemption therefrom under said Act."

                    4.   Adjustments.  In the event that the
          outstanding shares of the common stock of Thackeray are increased or decreased or changed into or exchanged for a different number or kind of share or other security of Thackeray or of another corporation through reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such shares, or otherwise, appropriate adjustments in the number and kind of shares or securities subject to this Option shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise of this Option will be the same as it would have been had it owned immediately prior to the occurrence of such events the Shares subject to this Option. In giving effect to such adjustment, the per share exercise price shall also be appropriately adjusted, but in no event shall such adjustment change the aggregate exercise price to acquire all of the Shares or other terms of this Option. Any such securities received by the Estate, the Company or the Foundation shall be promptly transferred to the Holder upon and after the exercise of this Option.

                    5.   Notices.  All communications hereunder
          shall be in writing and, if sent to the Holder, shall be mailed or delivered or telecopied and confirmed to the Holder at 119 West 57th Street, New York, New York 10019, or, if sent to the Estate, the Company or the Foundation, shall be sent by certified mail or delivered or telecopied and confirmed to the Estate, the Company or the Foundation at 1370 Avenue of the Americas, New York, New York 10019.

                    6.   Representation and Warranties of
          Optioners. Each of the Optioners represents and warrants, jointly and severally, to the Holder, as an inducement for the Holder to accept this Option and intending that the Holder rely thereon, that each person executing this Option on behalf of each Optioner has full estate, corporate or foundation authority to do so; that each Optioner has all necessary power to enter into this Agreement and to deliver the Shares and to carry out all of the transactions contemplated hereby; that the delivery of the shares upon exercise of this Option has been duly authorized by all requisite estate, corporate or foundation action on the part of each Optioner and that this Agreement constitutes a valid and binding obligation of each Optioner, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; that the Optioners are successors in interest to the "Shareholders" under the Registration Agreement and that this Option shall provide the Holder, upon exercise of this Option, with all of the rights and benefits as a "Shareholder" under the Registration Agreement; that the Optioners are the beneficial owners of the Shares that are the subject of the Option and the Shares are, and when delivered upon exercise of this Option, will be, free and clear of all liens, charges, claims and encumbrances of any kind; that the execution, delivery and performance of this Option by each Optioner does not conflict with, or cause the creation of any lien or encumbrance on the Shares in accordance with, any document, agreement or instrument binding upon or affecting any of the Optioners or any of the Shares and no person other than the Holder and the Optioners has any right to acquire any interest in the Shares.

                    7.   Representations and Warranties of Each
          Holder. Each Holder represents and warrants to the Optioners, as an inducement for the Optioners to grant this Option and intending that the Optioners rely thereon, that the officer of Holder accepting this Agreement on behalf of Holder has full corporate authority to do so; that Holder has all necessary power to enter into this Agreement and, upon exercise of this Option, to pay the exercise price and to carry out all of the other transactions contemplated hereby; that, upon exercise of the Option, the obligation to pay the exercise price will constitute a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; that such exercise of the Option by the Holder does not conflict with any material document, agreement or instrument binding upon or affecting the Holder.

                    8. Indemnification of Optioners. Oppenheimer and each Holder shall, jointly and severally, indemnify and hold harmless the Estate, the Company and the Foundation and any officer, director, partner, subsidiary, employee or agent of the Estate, the Company or the Foundation, and/or the legal representatives or controlling persons of or persons under common control with any of them (collectively, the Indemnified
          Persons ), from and against any loss, damage, liability, claim, demand, judgment, settlement, costs and expenses of any nature whatsoever (including attorneys' fees and expenses) suffered or sustained, arising out of or in connection with any requirement that the transactions contemplated herein be effected solely through registration of the Shares under the Securities Act as a result of any act of any Holder with respect to the grant of this Option to the Holder, any transfer of this Option to, or exercise of this Option by, any Designee, or exercise of this Option by any Holder unless such requirement was the result of the willful misconduct or bad faith of, or knowing violation of law, by such Indemnified Person or due to the provision of any untrue statement or alleged untrue statement of a material fact by Optioners to Holder (the "Optioner Information") or the omission or alleged omission to state in the Optioner Information a material fact required to be stated therein or necessary to make the statements therein not misleading.

                    9.   Applicable Law.  This Option shall be
          governed by and construed in accordance with the laws of the State of New York.

                    10. Counterparts. This Option may be signed in any number of counterparts, all of which together shall constitute one and the same document.

                    IN WITNESS WHEREOF, each of the undersigned has caused this Option to be signed by its duly authorized officers or representatives under seal, and this Option to be dated as of March 23, 1995.

                                   THE ESTATE OF PETER JAY SHARP

                                   By:  /s/ Caroline M. Sharp
                                        Caroline M. Sharp, Executrix

                                   By:  /s/ Peter H. Sharp
                                        Peter H. Sharp, Executor

                                   By:  /s/ Randall A. Sharp
                                        Randall A. Sharp, Executrix


                                   PETER SHARP & CO., INC.

                                   By:  /s/ Barry Tobias

                                        Barry Tobias,
                                        Chief Financial Officer

                                   THE PETER JAY SHARP
                                    FOUNDATION

                                   By:/s/ Barry Tobias
                                      Barry Tobias
                                      Treasurer

                                   P. OPPENHEIMER ADMINISTRATIVE
                                    CORPORATION

                                   By:/s/ Philip V. Oppenheimer
                                       Philip V. Oppenheimer